EXHIBIT 23.5

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-120847 of our report dated April 26, 2006 relating to the statement of revenues and certain operating expenses of 12600 Whitewater for the year ended December 31, 2005, (which report on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 1, 2006